Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 23, 2014, with respect to the combined financial statements of Hess Midstream Partners LP Predecessor, and our report dated September 23, 2014, with respect to the balance sheet of Hess Midstream Partners LP, in the Registration Statement (Form S-1) and related Prospectus of Hess Midstream Partners LP dated September 24, 2014.

/s/ Ernst & Young LLP

Houston, Texas

September 23, 2014